EXHIBIT 10.3
AMENDMENT NO. 1 TO LEASE
3330 Yeon
This Amendment No. 1 to Lease is made as of the 1st day of February, 2004 and between SCHNITZER INVESTMENT CORP., an Oregon corporation (“Landlord”), and SCHNITZER STEEL INDUSTRIES, INC., an Oregon corporation (“Tenant”).
RECITALS
A.           Landlord and Tenant are parties to that a certain Lease dated August 7, 2003 with respect to the leasing of approximately 5,043 rentable square feet on the second floor of the building commonly known as 3330 NW Yeon Avenue, Portland, Oregon (the “Lease). The premises leased by Tenant under the Lease (the “Premises”) is more particularly described on the Lease.
B.            Landlord and Tenant desire to amend the Lease to expand the Premises in accordance with the terms and conditions set forth in this Amendment No. 1 to Lease (this “Amendment”). Capitalized terms used in this Amendment shall have the meanings given to them in the Lease, except as provided in this Amendment.
AGREEMENT
In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:
1.     Expansion of Premises.

A.           Month to Month Expansion Space. Effective as of February 1, 2004, the Premises is expanded to include approximately 1,413 rentable square feet in the location shown on the attached Exhibit A (the “Month to Month Expansion Space”). Landlord shall have the right to terminate Tenant’s right to use the Month to Month Expansion Space at any time upon thirty (30) days prior written notice to Tenant. Tenant shall have the right to terminate Tenant’s right to use the entire Month to Month Expansion Space at any time upon ninety (90) days prior written notice to the Landlord.
B.            Monthly Base Rent for Month to Month Expansion Space. The monthly Base Rent payable by Tenant with respect to the Month to Month Expansion Space is as follows:
Months	Rent PRSF (Annual)	Monthly Installments

1 (February 2004) -11	$16.00	$1,884.00
12-23	$16.40	$1,931.10
24-35	$16.81	$1,979.38
36-47	$17.23	$2,028.83
48-59	$17.66	$2,079.47
60-71	$18.10	$2,131.28
72-83	$18.55	$2,184.26
84-95	$19.01	$2,238.43
96-107	$19.49	$2,294.95
108-119	$19.98	$2,352.65

C.            Increase in Tenant’s Share of Building and Tenant’s Share of Project. During the period of time during Term of the Lease that the Premises include the Month to Month Expansion Space, Tenant’s Share of Building shall be 38.31% and Tenant’s Share of Project shall be 2.41%.
D.           Real Estate Brokers. Tenant and Landlord each represent and warrant to the other that there is no real estate broker or agent who is or may be entitled to any commission or finder’s fee in connection with this Amendment and each shall indemnify and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such party’s discussions, negotiations and/or dealings with any real estate broker or agent.

2.	Tenant Representations. Tenant represents and warrants that:
A.           Due Authorization. Tenant has full power and authority to enter into this Amendment without the consent of any other person or entity;
B.	No Assignment. Tenant has not assigned the Lease, or sublet the Premises;
C.            No Default. Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease; and
D.           Binding Effect. The Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease.
3.	General Provisions
A.           Attorneys' Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment or the Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys' and paralegals' fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.
B.            Execution in Counterparts. This Amendment may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party at the party's address set forth above, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties.
C.            Effect of Amendment. The Lease is unmodified except as expressly set forth in this Amendment. Except for the modifications to the Lease set forth in this Amendment, the Lease remains in full force and effect. To the extent any provision of the Lease conflicts with or is in any way inconsistent with this Amendment, the Lease is deemed to conform to the terms and provisions of this Amendment.
D.           Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and no amendment to this Amendment shall be binding upon the parties unless in the form of a writing executed by each party hereto.
E.            Integration. This Amendment contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.
Landlord:	Tenant:
SCHNITZER INVESTMENT CORP., an Oregon corporation	SCHNITZER STEEL INDUSTRIES, INC., an Oregon corporation
By: Its: Date:	By: Its: Date:

EXHIBIT A

Yeon Business Center – Building 3
3300 NW Yeon
Portland, Oregon

Second Floor Plan